Exhibit 99.1

Independence Realty Trust, Inc. Announces Effectiveness of $1.095 Billion Public Offering

PHILADELPHIA, PA – June 13, 2011 – Independence Realty Trust, Inc. (“IRT”) today announced that the U.S. Securities and Exchange Commission declared IRT’s registration statement on Form S-11 effective on June 10, 2011. Pursuant to the registration statement, IRT is offering a maximum of $1.0 billion in shares of its common stock at $10.00 per share in its primary offering and up to $95.0 million in shares of its common stock at $9.50 per share in its distribution reinvestment program. IRT intends to use the net proceeds from the offering to acquire a diverse portfolio of multifamily properties located throughout the United States. IRT will offer the shares of common stock through its affiliate, Independence Realty Securities, LLC, the dealer manager for its offering.

A copy of the final prospectus for the offering is available without charge upon written request addressed to Independence Realty Trust, Inc., c/o Independence Realty Securities, LLC, 25 Philips Parkway, Montvale, NJ 07645. Phone inquiries may be directed to (877) 301-1003.

About Independence Realty Trust, Inc.

Independence Realty Trust, Inc. is a Maryland corporation that plans to qualify as a real estate investment trust (“REIT”). IRT’s investment strategy is to invest in a diversified portfolio focused on multifamily properties located throughout the United States. IRT’s primary investment objectives are to pay attractive and consistent cash distributions to its stockholders, preserve invested capital and provide a diversified direct investment in multifamily properties. IRT’s sponsor is RAIT Financial Trust (NYSE: RAS), a publicly traded REIT.

Forward Looking Statements

This press release may contain forward-looking statements with respect to IRT. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the ability of IRT to effectively raise capital in its offering, uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of IRT’s investment strategy; and other risk factors as outlined in IRT’s registration statement on Form S-11 (Registration No. 333-173391) and periodic reports filed with the U.S. Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Independence Realty Trust, Inc. Contact

Andres Viroslav

215.243.9000